Exhibit C
Money Pool Rule 24
Transaction Report
Loan Agreements with ETR
Company	Trans. Date	Transaction	Balance
ESI	10/01/2003	$35,000,000	$35,000,000
ESI	10/15/2003	($35,000,000)	$0
SFI	10/01/2003	$15,000,000	$15,000,000
SFI	10/15/2003	($15,000,000)	$0